Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters 11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90025 www.cbre.com

FOR IMMEDIATE RELEASE

For further information: Robert Sulentic Chief Financial Officer 310.405.8905	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CB RICHARD ELLIS GROUP, INC. ANNOUNCES $100 MILLION COMMON

STOCK SALE TO PAULSON & CO. INC. AND LAUNCHES AT-THE-MARKET

PUBLIC STOCK OFFERING OF UP TO $50 MILLION

Los Angeles, CA—June 10, 2009—CB Richard Ellis Group, Inc. (NYSE:CBG) today announced it has reached an agreement to sell in a direct placement 13,440,860 shares of its Class A common stock for gross proceeds of approximately $100.0 million, to Paulson & Co. Inc. on behalf of several of its investment funds and accounts it manages. In addition, the Company intends to sell shares of its Class A common stock, having an aggregate offering price of up to $50.0 million, from time to time, pursuant to an at-the-market offering program through J.P. Morgan Securities Inc. as sales agent and/or principal.

The Company intends to use the net proceeds from the direct placement and the public offering for general corporate purposes, which may include the repayment or repurchase of some of its outstanding indebtedness.

The Company has filed a registration statement (including a prospectus) and prospectus supplements with the Securities and Exchange Commission (“SEC”) for the offerings of Class A common stock described in this communication. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to the at-the-market offering and other documents the Company has filed with the SEC for more complete information about us and the at-the-market offering program. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or the sales agent will arrange to send you the prospectus supplement (including the prospectus) if you request it by contacting J.P. Morgan Securities Inc. at (212) 622-4401, or by mail at J.P. Morgan Securities Inc., Special Equities Group, 383 Madison Avenue, 5th floor, New York, N.Y. 10017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Class A common stock, which may be made only pursuant to the terms of the relevant prospectus supplement (including the prospectus).

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed sale of Common Stock and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the SEC. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.